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                                                                      EXHIBIT 11

                           NATIONAL DENTEX CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE



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
                                                                 Three months ended                   Nine months ended
                                                           -------------------------------      ------------------------------
                                                           September 30,     September 30,      September 30,    September 30,
                                                               1996              1997               1996             1997
                                                           -------------     -------------      -------------    -------------
COMPUTATION OF PRIMARY NET INCOME PER SHARE:

Net Income applicable to common stock                        $  836,052        $1,002,493         $2,842,586       $3,307,625
                                                             ----------------------------         ---------------------------
Shares:
 Weighted average common shares outstanding                   3,439,904         3,459,072          3,405,721        3,452,638
 Add:  Shares issuable from assumed exercise
    of options and warrants (as determined by the
    application of the treasury stock method)                    70,560            65,800            104,561           58,310
                                                             ----------------------------         ---------------------------
 Weighted average common shares outstanding as adjusted       3,510,464         3,524,872          3,510,282        3,510,948
                                                             ----------------------------         ---------------------------
 Primary net income per share                                $     0.24        $     0.28         $     0.81       $     0.94
                                                             ============================         ===========================

COMPUTATION OF FULLY DILUTED NET INCOME PER SHARE:
Net Income per primary computation above                     $  836,052        $1,002,493         $2,842,586       $3,307,625
                                                             ----------------------------         ---------------------------
Shares:
 Weighted average common shares outstanding                   3,439,904         3,459,072          3,405,721        3,452,638
 Add: Shares issuable from assumed exercise
    of options and warrants (as determined by the
    application of the treasury stock method)                    70,560            75,165            104,561           75,860
                                                             ----------------------------         ---------------------------
 Weighted average common shares outstanding as adjusted       3,510,464         3,534,237          3,510,282        3,528,498
                                                             ----------------------------         ---------------------------
 Fully diluted net income per share                          $     0.24        $     0.28         $     0.81       $     0.94
                                                             ============================         ===========================
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